Exhibit 99.3
Ferguson plc: Notice of Dividend Currency Exchange Rate

THIRD QUARTER DIVIDEND 2023
NOTICE OF DIVIDEND CURRENCY EXCHANGE RATE

WOKINGHAM, England—
On June 6, 2023, Ferguson plc (NYSE: FERG; LSE: FERG) (the "Company") announced its intention to pay a quarterly dividend of $0.75 per share (“Q3 Dividend”). The Q3 Dividend will be paid on August 4, 2023, to shareholders who were on the register as at 8:00pm (ET) on June 16, 2023.
Eligible shareholders will receive their dividends in US dollars (“USD”), unless an election to receive dividends in pounds sterling (“GBP”) is completed and registered with the Company’s registrars. The deadline for the currency election in respect of the Q3 Dividend, was July 7, 2023, and was communicated to shareholders on June 6, 2023.
Set out below is the currency exchange rate for shareholders who will receive the Q3 Dividend in GBP:

Dividend declared in USD	Exchange rate (GBP/USD)	Dividend to be paid for shareholders receiving dividends in GBP
$0.75 per share	1.3109	£0.57 per share
The GBP dividend per share figure has been rounded down to the nearest pence.

Inquiries:

Kate McCormick, Company Secretary	Tel:	+44 (0) 118 927 3827
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410